SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):		February 23, 2006

WORDLOGIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32865	88-0422023

(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

650 West Georgia Street, Suite 2400
Vancouver, British Columbia, Canada V6B 4N7

(Address of Principal Executive Offices)

(604) 257-3600

Registrants Telephone Number

(Former Name or Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

WORDLOGIC CORPORATION

Report on Form 8-K

Section 3 – Securities and Trading Markets Item 3.02 – Unregistered Sales of Equity Securities

On February 23, 2006, we sold 550,000 shares of our common stock at a price of $0.60 per share for a total of $330,000 in proceeds. Each of the shares sold includes a warrant. Each Warrant entitles the Subscriber to purchase one additional common share of the Company for a period of 36 months from the date of issuance, at a price of $1.25 per share.

We also received $30,000 in proceeds from the exercise of 100,000 options at a price of $0.30 per share of common stock.

These shares were sold to Frank R. Evanshen our CEO and Director. Mr. Evanshen is a beneficial holder of our common stock who directly and indirectly controls 35% of the issued and outstanding common stock. Mr. Evanshen has indicated that he had secured personal financing and may to invest up to an additional $640,000 in WordLogic Corporation. WordLogic Corporation has commitment to Mr. Evanshen that he may purchase additional shares at a price equal to 90% of the trading price of the shares at the close of the market on the date of the purchase expiring Feb 23, 2007. No formal agreements or commitments exist that would require Mr. Evanshen to invest additional funds.

This private offering we believe to be exempt from registration under Regulation D promulgated under Section 4(2) of the Securities Act. We also believe this private offering to be exempt from registration under Regulation S, as the purchaser is domiciled and transaction occurred outside the United States. The sales of stock were strictly limited to individuals and entities, each of whom was an accredited investor, as that term is defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act and had adequate access to information pertaining to our Company. Furthermore, no advertisements were made, no commissions were paid and the securities are restricted pursuant to Rule 144.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORDLOGIC CORPORATION

Date: February 24, 2006	By:	\s\ Frank R. Evanshen, President

Frank R. Evanshen
President, Principal Executive Officer

Date: February 24, 2006	By:	\s\ T. Allen Rose, CFO

T. Allen Rose
CFO, Principal Financial Officer